IDS Life Insurance Company of New York
Box 5144
Albany, New York  12205

Flexible Premium Survivorship Variable Life Insurance Policy

- Death benefit payable at last surviving insured's death.
- Cash surrender value payable on youngest insured's attained insurance age 100.
- Flexible premiums payable as provided herein.
- Death Benefit Guarantees as described herein.
- This policy is nonparticipating.  Dividends are not payable.

Insureds:         (Jane Doe) (John Doe)
Policy Date:      (January 15, 1995)
Policy Number:    (9790-1234,567)
Initial Specified Amount:  $(250,000)

This is a life insurance policy. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company of New York, A Stock Company. Please read your policy carefully.

In consideration of your application and payment of the initial premium, we issue this policy and we promise to pay the proceeds described in this policy to the beneficiary if we receive proof satisfactory to us that the last surviving insured died while this policy was in force. (See "Death Benefits" on page 11.)

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

The amount and duration of the death benefit of this policy may increase or decrease as described herein depending on the investment experience of the subaccounts.

The policy value of this policy may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum policy value.

Notice of your right to examine this policy. If for any reason your are not satisfied with this policy, return it to us or our representative by the latest of the:
a) 10th day after you receive it; or

b) 10th day after we mail or personally deliver to you a written Notice of Withdrawal Right; or

c) 45th day after the application is signed.

We will then cancel this policy and refund all premiums that you have paid. This policy will then be considered void from its start.

Signed for and issued by IDS Life Insurance Company of New York in Albany, New York, as of the policy date shown above.

President:

/s/ Richard W. Kling

Secretary:

/s/ Donna M. Gaglione

Guide to Policy Provisions

Policy Data                    Important Policy Data Information/Page 3

Definitions                    Important words and meanings/Page 4

Insurance Contract             Entire contract; Incontestability;
                               Suicide provision; Policy exchange;
                               Misstatement of age or sex; Termination/Page 5

Owner and Beneficiary          Owner's rights; Change of ownership; Beneficiary
                               designation; Change of beneficiary; Assignment/Page 7

Premiums                       Payment of premiums; Premium allocations; Grace period;
                               Death benefit guarantees; Reinstatement/Page 8

Death Benefits                 Death benefit options 1 and 2/Page 11

Policy Change                  Changes to the specified amount or death benefit
                               options/Page 12

Policy                         Values The policy's value and how
                               it is determined; Monthly
                               deduction; Cost of insurance;
                               Continuation of insurance; Basis
                               of policy values/Page 13

Policy Loans                   How to request a loan; Interest rate;
                               Amount of loan; Loan repayment/Page 16

Policy Surrender               Cash surrender value; Full and partial surrenders/Page 17

Subaccounts                    The subaccounts; Net investment factor; Deductions from the subaccounts;
                               Transfer of values/Page 18

Payment of Policy Proceeds     How the proceeds are paid;
                               Payment options/Page 20



Policy Data

Insureds               Issue Age            Risk Classifications

John Doe               35                   (Male Standard Nonsmoker)
Jane Doe               35                   (Female Standard Nonsmoker)

Policy Number                              9790-(1234,567)

Type of Policy:                            Flexible Premium Survivorship Variable Life

Initial Specified Amount:                  $(250,000)

Minimum Specified Amount:                  $(250,000)

Initial Death Benefit Option:              (Option 1)

Guaranteed Interest Rate:                  4% per year

Guaranteed Interest Rate Factor:           1.0032737

Current Loan Interest Rate:
First 10 policy years:                     6% per year
All other policy years:                    4% per year

Guaranteed Loan Interest Rate:             6% per year

Mortality and Expense Risk change: (See
page 19)                                   .9% on an annual basis

Policy Date:                               (January 15, 1995)

Monthly Date:                              (15)

Initial Premium:                           $(2373.59)

Scheduled Premium:                         $(2373.59 per year payable annually)

Minimum Initial Premium:                   $(86.55) per month






Minimum Initial Premium Period:
                                           (3) years
Death Benefit Guarantee to age 100
premium:                                   $(197.80 per month)

Premium Expense Charge:                    9.5% of all premium payments

Policy Fee:                                $30 per month for first 15 policy years

Partial Surrender Fee:                     ($25.00 or 2% of amount surrendered, whichever is less)

Table of Surrender Charges

Policy Year                 Beginning of year               End of year

1 - 5                               $1000.00                     $1000.00
6                                    1000.00                       900.00
7                                     900.00                       800.00
8                                     800.00                       700.00
9                                     700.00                       600.00
10                                    600.00                       500.00
11                                    500.00                       400.00
12                                    400.00                       300.00
13                                    300.00                       200.00
14                                    200.00                       100.00
15                                    100.00                         0.00

This table applies to the initial specified amount for the first 15 policy years. After year 5, surrender charges decrease monthly.

The premium payments shown above may not be sufficient to continue the policy and coverage in force. The period for which the policy and coverage will continue in force will depend on: 1) the amount, timing, and frequency of premium payment; 2) changes in the specified amount and the death benefit options; 3) change in the interest rates credited to the fixed account and in the investment performance of the subaccounts; 4) changes in the monthly cost of insurance deductions from the policy value for this policy and any benefits provided by riders to this policy; and 5) loan and partial surrender activity.

Investment Options                                  Initial Premium Allocations
IDS Life of New York Fixed Account                                0.000%
IDS Life of New York Account 8

     Subaccounts that invest in portfolios ("the Portfolios") of the IDS Life Series Fund, Inc.:

     Equity Subaccount                                           70.000%
     Income Subaccount                                           15.000%
     Int'l Subaccount                                             0.000%
     Money Market Subaccount                                      0.000%
     Managed Subaccount                                          15.000%
     Government Securities Subaccount                             0.000%

Schedule of Benefits and Riders

                                                                                             Annual

                               Effective Date            Expiration Date              Cost of Insurance
Flexible Premium
Survivorship Variable Life
                               (January 15, 1995)        See policy form              See policy form
Four-Year Team Insurance
Rider Amount of Insurance:
($305,000)
                               (January 15, 1995)        (January 15, 1999)           See rider form
Policy Split Option Rider
                               (January 15, 1995)        (January 15, 2046)           ($180.00)


Guaranteed Maximum Annual Cost of Insurance Rates per $1,000

Policy                      Annual                     Policy                     Annual
Year                        Rate                       Year                       Rate
    1                          $.12                    36                           $11.76
    2                           .12                    37                            13.92
    3                           .12                    38                            16.56
    4                           .12                    39                            19.68
    5                           .12                    40                            23.40

    6                           .12                    41                            27.72
    7                           .12                    42                            32.52
    8                           .12                    43                            38.04
    9                           .12                    44                            44.04
   10                           .12                    45                            50.88

   11                           .12                    46                            58.68
   12                           .12                    47                            67.56
   13                           .12                    48                            77.88
   14                           .24                    49                            89.52
   15                           .24                    50                           102.48

   16                           .36                    51                           116.52
   17                           .36                    52                           131.52
   18                           .48                    53                           147.24
   19                           .60                    54                           163.68
   20                           .72                    55                           180.96

   21                           .84                    56                           199.08
   22                          1.08                    57                           218.52
   23                          1.32                    58                           239.76
   24                          1.56                    59                           264.48
   25                          1.80                    60                           296.16

   26                          2.16                    61                           341.64
   27                          2.52                    62                           414.12
   28                          3.00                    63                           537.24
   29                          3.60                    64                           743.88
   30                          4.32                    65                           999.96

   31                          5.16
   32                          6.12
   33                          7.32
   34                          8.52
   35                         10.08

Definitions

The following words are used often in this policy. When we use these words, this is what we mean:

accumulation unit
An accounting unit used to calculate the policy value of the subaccounts. It is a measure of the net investment results of each of the subaccounts.

Attained insurance age
Each insured's insurance age plus the number of policy anniversaries since the policy date. Attained insurance age changes only on a policy anniversary.

Cash surrender value
The policy proceeds if the policy is surrendered in full, or the amount payable on the youngest insured's attained insurance age 100. It is the policy value minus indebtedness, minus surrender charges as shown under Policy Data.

Death benefit guarantee to age 100
A guarantee that the policy will not lapse before the youngest insured's attained insurance age 100.

Death benefit guarantee to age 100 premium
The premium required to keep the death benefit guarantee to age 100 in effect. The death benefit guarantee to age 100 premium is shown under Policy Data.

Fixed account
Our general investment account. It is made up of our assets other than those held in any separate account.

Fixed account value
The portion of the policy value that is allocated to the fixed account, including indebtedness.

In force
The insureds' lives remain insured under the terms of this policy.

Indebtedness
All existing loans on this policy plus policy loan interest that has been accrued or added to the policy loan.

Insurance age
The issue age shown under Policy Data for each insured as determined by us from the birthdates stated in the application.

Insureds
The persons whose lives are insured by this policy.

Last surviving insured The second to die of the insureds.

Monthly date
The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date will be the first day of the next calendar month.

Net premium
The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge shown under Policy Data.

Policy anniversary
The same day and month as the policy date each year that the policy remains in force.

Policy date
The date from which policy anniversaries, policy years, and policy months are determined. Your policy date is shown under Policy Data.

Policy value
The sum of the fixed account value and the variable account value.

Premium expense charge
The premium expense charge of 9.5% of all premiums paid consists of three parts. The parts are: 7.25% sales charge; 1.0% premium tax charge; and 1.25% federal tax charge. We reserve the right to change the federal tax charge part if applicable federal law changes our federal tax burden, subject to the approval of the Superintendent of Insurance.

Proceeds
The amount payable by this policy as follows:

1. upon death of the last surviving insured prior to the youngest insured's attained insurance age 100, proceeds will be the death benefit under the option in effect as of the date of that insured's death, minus any indebtedness;

2. upon the youngest insured's attained insurance age 100, proceeds will be the cash surrender value;

3. upon surrender of the policy, the proceeds will be the cash surrender value.

Pro-rata basis
Allocation to the fixed account and each of the subaccounts. It is proportionate to the value (minus any indebtedness in the fixed account) that each bears to the policy value, minus indebtedness.

Specified amount
An amount used to determine the death benefit and the proceeds payable upon death of the last surviving insured prior to the youngest insured's attained insurance age 100. The initial specified amount is shown under Policy Data.

Subaccounts
The subaccounts named under Policy Data. Each is an investment division of the variable account and invests in a particular portfolio.

Terminate
This policy is no longer in force. All insurance coverage under this policy has stopped.

Valuation date
Each day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the subaccounts such that the current value might be materially affected.

Valuation period
The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Variable account value
The sum of the values of the subaccounts under this policy.

We, our, us
IDS Life Insurance Company of New York.

Written request A request in writing signed by you.

Youngest insured
The insured with the youngest issue age as shown under Policy Data.

You, your
The owner of this policy. The owner may be someone other than an insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

The Insurance Contract

What is the entire contract of insurance?

This policy and the copy of the application attached to it and any endorsements or riders added to the policy are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under this policy. That person must do so in writing. None of our representatives or other persons have the authority to change or waive any of our rights or requirements under this policy.

In issuing this policy, we have relied upon the application. The statements contained in the application are considered representations and not warranties. No statement made in connection with the application will be used by us to void the policy or to deny a claim unless that statement is part of the application.

When will the policy become incontestable?

After this policy has been in force during the lifetime of either insured for two years from the policy date, we cannot contest the policy except for nonpayment of premiums.

Is there a suicide exclusion?

If either of the insureds die by suicide within two years from the policy date, the only amount payable by us will be the premium paid, minus any indebtedness and partial surrenders. The policy will terminate as of the date of the first death by suicide. We will pay any amount payable to you, if living, otherwise to your estate.

You may purchase a new life insurance policy from us on the life of the surviving insured. You must request, in writing, the new policy no later than 60 days after the date of the first death by suicide. If you are not living, the request and purchase may be made by the surviving insured.

The new policy must be an individual permanent plan of insurance we then offer. The initial death benefit of the new policy cannot exceed one half of the death benefit of this policy. The new policy will be issued using the rates in effect, and based on the surviving insured's attained insurance age, and the risk classification under this policy for the surviving insured.

Can you exchange this policy?

Yes. Once during the first two policy years, you have the right to exchange this policy for a flexible premium life insurance policy that provides for benefits that do not vary with the investment return of the subaccounts. This is done by transferring, without charge, the entire policy value to the fixed account.

You also have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts in the event of a material change in the investments of the subaccounts. The option to exchange is exercisable within 60 days after (a) the effective date of such change in the investment policy, or
(b) the receipt of the notice of the change in investments, whichever is later. The exchange is done by transferring, without charge, the entire policy value to the fixed account.

Do you have voting rights?

All policy owners with variable account values will have voting rights. So long as federal law requires, you may have the right to vote at the meetings of the Variable Policy Owners. If you have voting rights, we will send you a notice of the time and place of any such meetings. The notice will also explain matters to be voted upon and how many votes you will have.

Do state laws apply?

Yes. This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

What if an insured's age or sex has been misstated?

If an insured's age or sex has been misstated, the proceeds payable upon the last surviving insured's death will be:

1.   the policy value on the date of death; plus

2. the amount of insurance that would have been purchased by the cost of insurance deducted for the policy month during which the last surviving insured's death occurred, if that cost had been calculated using the cost of insurance rates for the correct age and sex; minus

3.   any indebtedness on the date of death.

When does this policy terminate?

This policy will terminate on the earliest of the following:

1.   the date you request that coverage ends; or

2.   the date you surrender the policy in full; or

3.   the end of the grace period; or

4.   the date of death of the last surviving insured; or

5.   the youngest insured's attained insurance age 100.

Does this policy qualify for favorable tax treatment?

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, and 7702 of the Internal Revenue Code as they now exist or may later be amended.

We reserve the right to endorse this policy to comply with:

1.   future changes in the Internal Revenue Code;

2.   any regulations or rulings issued under the Code; and

3.   any other requirements imposed by the Internal Revenue Service;

with respect to remaining qualified for treatment as a life insurance policy under these Code sections.

We will provide the owner with a copy of any such endorsement.

Can we delay or suspend payment of proceeds?

Yes. We have the right to defer payments from the subaccounts of the full cash surrender value, partial surrenders, policy loans, and any death benefits in excess of the specified amount for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists, and as a result:

     (a) disposal of securities held in the subaccounts is not reasonably practicable; or

     (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For full surrenders, partial surrenders, and policy loans from the fixed account, we have the right to postpone the payment for up to 6 months. If we postpone payment of a full or partial surrender more than 10 days, we will also pay you interest at a rate of at least 4% per year for the amount postponed for the period of postponement.

We also have the right to defer payments of the full cash surrender value, partial surrenders, policy loans, and any death benefit in excess of the specified amount which derive from a premium payment made by a check that has not cleared the banking system (good payment has been collected).

                                          Owner and Beneficiary

What are your rights as owner of this policy?

As owner, you are entitled to exercise all the rights and privileges of this policy while either or both of the insureds are living.

How can you change ownership of this policy?

You can change the ownership of this policy by written request on a form approved by us. The change must be made while an insured is living. Once the change is recorded by use, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

To whom are the proceeds paid on the last surviving insured's death?

We will pay the proceeds to the beneficiary or beneficiaries whom you have named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay the proceeds in accordance with your last change of beneficiary request.

How do you change the beneficiary?

By making a satisfactory written request to us, you may change the beneficiary anytime while an insured is living. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

If one or all of the beneficiaries die before the last surviving insured's death, to whom are the proceeds payable?

Only those beneficiaries who are living at the last surviving insured's death may share in the proceeds. If no beneficiary survives the last surviving insured, we will pay the proceeds to you, if living; otherwise to your estate.

Can you assign this policy as collateral?

Yes. While an insured is living, you can assign this policy or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. We will pay any policy proceeds payable to the assignee in a single sum.

You must give us a copy of any assignment. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.

                                                 Premiums

What are the premium payments for this policy?

Three types of premium payments apply to this policy. We call these:

1.   the initial premium;

2.   scheduled premiums; and

3.   unscheduled premiums.

What is the initial premium?

The initial premium is the premium due on the policy date of this policy.

What is the scheduled premium?  Can it be changed?

The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval that you selected in the application. However, no scheduled premium may be paid on or after the youngest insured's attained insurance age 100.

The scheduled premium will serve only as an indication of your intent as to the frequency and amount of future premium payments. You may change the amount or interval at any time by written request. You may also skip scheduled premium payments. Any change in amount may be subject to applicable tax laws and regulations.

Scheduled premiums may be paid annually, semi-annually, or quarterly. Payment at any other interval must be approved by us. Scheduled premium payments must be at least $50. We reserve the right to limit the amount of any increase in scheduled premiums.

Can you make unscheduled premium payments?

Yes. You can make additional premium payments of at least $50 at any time prior to the youngest insured's attained insurance age 100. We reserve the right to limit the number and amount of these unscheduled premiums.

Where are premiums payable?

Premiums must be paid or mailed to us at our home office or to an authorized agent. A check or draft given for all or part of a premium, unless paid upon its presentation to the bank or person drawn on, will not be considered payment.

How are premium payments allocated?

Premium payments applied to the fixed account and the subaccounts will be allocated as specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change this allocation. The change will be effective for all premiums received after our receipt of the change. Premiums received before the policy date will be allocated initially to the fixed account. On the policy date, the policy value in the fixed account will be transferred to the subaccounts or remain in the fixed account in accordance with your premium allocation percentages. For any premium received on or after the policy date, the premium will be allocated in accordance with your premium allocation percentages.

Can we restrict premium payments?

We reserve the right to refuse premiums and to return premiums with interest if such premiums would disqualify your policy from:

1.   treatment as a life insurance policy under Code Sections 72, 101, and 7702;
     or

2.   favorable tax treatment under Code Sections 72 and 101.

Is there a grace period for paying premiums?

Yes. If on a monthly date, the cash surrender value is less than the monthly deduction for the policy month following such monthly date, a grace period of 61 days will begin.

The grace period will give you time to pay a premium sufficient to continue your coverage. We will mail, between 15 and 45 days before the end of the grace period, to your last known address, a notice as to the premium needed so that the next three monthly deductions can be made.

If the premium is not paid within the grace period, all coverage under this policy will terminate without value at the end of the 61-day grace period.

If the last surviving insured's death occurs during the grace period and benefits become payable under the policy, any overdue monthly deductions will be deducted from the proceeds. If the death benefit guarantee is in effect as described in the provisions below, the policy will not enter the grace period. In addition, to allow you the opportunity to increase your policy value gradually so that the cash surrender value is sufficient to pay the monthly deduction, you may choose to pay only the minimum initial premium during the minimum initial premium period as long as the policy value minus indebtedness equals or exceeds the monthly deduction. The policy will not enter the grace period during the minimum initial premium period as shown under Policy Data, if:

1. on a monthly date, the policy value minus indebtedness equals or exceeds the monthly deduction for the policy month following such monthly date; and

2. the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness equals or exceeds the minimum initial premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

What is the death benefit guarantee?

The death benefit guarantee described below will protect the policy from lapsing even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date. Sufficient premiums as described in the provision must be paid to keep the death benefit guarantee in effect.

What is the death benefit guarantee to age 100?

Until the youngest insured's attained insurance age 100, this policy will not terminate even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date if the death benefit guarantee to age 100 is in effect.

The death benefit guarantee to age 100 will remain in effect if, on each monthly date, (a) equals or exceeds (b) where:

(a) is the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness; and

(b) is the death benefit guarantee to age 100 premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

Premiums may be paid on other than a monthly basis as long as the sum of premiums paid is at least equal to the total required death benefit guarantee to age 100 premiums at all times.

If on a monthly date, sufficient premiums have not been paid to maintain the death benefit guarantee to age 100, an additional period of 61 days will be allowed for the payment of a premium sufficient to keep the death benefit guarantee to age 100 in effect. If the premium is not paid within this period, the death benefit guarantee to age 100 provision will no longer be in effect, and cannot be reinstated. Your policy will also lapse if, as described in the "Is there a grace period for paying premiums" provision, the cash surrender value is insufficient to pay the monthly deduction on a monthly date.

The death benefit guarantee to age 100 premium will change if: 1) the specified amount is decreased; 2) the death benefit option is changed; or 3) riders are changed or terminated. The new death benefit guarantee to age 100 premium will apply from the date of the change.

Can you ever reinstate this policy?

This policy may be reinstated within 5 years after the end of the grace period, unless it was surrendered for cash. To do this, we will require all of the following:

1.   your written request to reinstate the policy;

2. evidence that both insureds remain insurable, or evidence for the last surviving insured and due proof that the first death occurred before the date of lapse;

3. payment of a premium that will keep the policy in force for at least 3 months;

4. payment of the monthly deductions that were not collected during the grace period; and

5.   payment or reinstatement of any indebtedness.

The policy value and cash surrender value on the date of reinstatement will be equal to:

1.   the policy value and cash surrender value on the date of lapse; plus

2. the payment of a premium that will keep the policy in force for at least 3 months; plus

3. payment of the monthly deductions that were not collected during the grace period; minus

4. the monthly deductions that were not collected during the 61-day grace period.

Surrender charges on the date of reinstatement equal the surrender charges on the date of lapse.

The effective date of a reinstated policy will be the monthly date on or next following the date on which we approve the application for reinstatement.

The suicide and incontestability periods will apply from the effective date of reinstatement. We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

The death benefit guarantee will not be reinstated.

                                              Death Benefits

What are the proceeds payable upon death of the last surviving insured prior to the youngest insured's attained insurance age 100?

The proceeds payable upon the death of the last surviving insured will be the death benefit in effect on the date of that insured's death, minus any indebtedness. The death benefit will be calculated based on the death benefit option and specified amount in effect as of the last surviving insured's death. One of two options will apply: Option 1 or 2. Both options are described below.

What is Option 1?

The death benefit under this option will be the greater of:

1.   the specified amount; or

2. the percentage of policy value from the table below on the date of the last surviving insured's death if death occurs on a valuation date, or on the next valuation date following the date of death.

The initial specified amount is show under Policy Data. Such amount may be changed as explained in the Policy Change section. A partial surrender will reduce the specified amount.

What is Option 2?

The death benefit under this option will be the greater of:

1.   the policy value of this policy, plus the specified amount; or

2. the percentage of policy value from the table below on the date of the last surviving insured's death if death occurs on a valuation date, or on the next valuation date following the date of death.

The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

The youngest insured's attained insurance age in the table below refers to the youngest life insured or the age such person would have reached.

Youngest              Applicable         Youngest         Applicable         Youngest         Applicable
Insured's           Percentage of       Insured's       Percentage of       Insured's       Percentage of
Attained             Policy Value        Attained        Policy Value        Attained        Policy Value
                     ------------                        ------------                        ------------
Insurance Age                         Insurance Age                       Insurance Age
-------------                         -------------                       -------------
40 or less               250                53               164                67               118
41                       243                54               157                68               117
42                       236                55               150                69               116
43                       229                56               146                70               115
44                       222                57               142                71               113
45                       215                58               138                72               111
46                       209                59               134                73               109
47                       203                60               130                74               107
48                       197                61               128              75-95              105
49                       191                62               126                96               104
50                       185                63               124                97               103
51                       178                64               122                98               102
52                       171                65               120                99               101
                                            66               119               100               100

The percentage is designed to ensure that the policy meets the provisions of Federal tax law which require a minimum death benefit in relation to policy value for the policy to qualify as life insurance.

What are the proceeds payable on the youngest insured's attained insurance age 100?

The proceeds payable on the youngest insured's attained insurance age 100 will be the cash surrender value.

                                              Policy Change

Can you request to change the benefits of this policy?

Yes. While this policy is in force, you may request to decrease the specified amount. You may also change the death benefit option from 1 to 2 or from 2 to 1. All such changes may be made only prior to the youngest insured's attained insurance age 100 and will be subject to the rules below.

What are the rules for decreasing the specified amount?

You may decrease the specified amount once per policy year by written request. Such request may only be made after the first policy year. The rules are as follows:

1. The specified amount that remains in force after a requested decrease may not be less than the minimum specified amount show under Policy Data.

2. We reserve the right to decline to make any specified amount decrease that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

How do you change the death benefit option?

You may change the death benefit option once per policy year by written request. You do not need to provide additional evidence of insurance. The change in option will be effective on the monthly date on or next following the date we approve your request.

If the death benefit is Option 2, it may be changed to Option 1. The new specified amount will be the Option 2 death benefit as of the effective date of change.

If the death benefit is Option 1, it may be changed to Option 2. The new specified amount will be the Option 1 death benefit, minus the policy value as of the effective date of change.

The specified amount after a change may not be less than the minimum specified amount shown under Policy Data.

We reserve the right to decline to make any death benefit option change that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

                                              Policy Values

What is the policy's value?

On a given date, the policy value is equal to the fixed account value plus the variable account value.

What is the fixed account value?

On the policy date, the fixed account value equals: 1) the portion of the initial net premium allocated to the fixed account, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the fixed account for the first policy month.

On any subsequent date, the fixed account value will be calculated as:

                                        a + b + c minus d minus e

where:

(a) is the fixed account value on the preceding monthly date plus interest thereon from the preceding monthly date to the date of calculation;

(b) is the portion of net premiums allocated to the fixed account and received since the preceding monthly date, plus interest on such portions from the date such net premiums were received to the date of calculation;

(c) is the amount of any transfers from the subaccounts, including loan transfers, to the fixed account since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

(d) is the amount of any transfers from the fixed account, including loan repayment transfers, to the subaccounts since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation; and

(e) is the amount of any partial surrenders and partial surrender fees allocated to the fixed account since the preceding monthly date, plus interest on such surrendered amounts from the effective date of such partial surrenders to the date of calculation.

If the date of calculation is a monthly date, the fixed account value will also be reduced by the portion of the monthly deduction allocated to the fixed account for the policy month following the monthly date.

What is the variable account value?

The variable account value is the sum of the values of the subaccounts under this policy as shown under Policy Data.

On the policy date, the value of each subaccount equals: 1) the portion of the initial net premium allocated to the subaccount, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the subaccount for the first policy month.

On any subsequent date the value of each subaccount will be calculated as described below if that subsequent date is a valuation date. If that subsequent date is not a valuation date, the value of each subaccount will be calculated on the next valuation date.

On any valuation date, the value of each subaccount will be calculated as:

                                    a + b + c minus d minus e minus f

where:

(a) is the value of the subaccount on the preceding valuation date, multiplied by the net investment factor for the current valuation period;

(b) is the net premiums received and allocated to the subaccount during the current valuation period;

(c) is the amount of any transfers from other subaccounts or the fixed account, including loan repayment transfers, to the subaccount during the current valuation period;

(d) is the amount of any transfers to other subaccounts or the fixed account, including loan transfers, from the subaccount during the current valuation period;

(e) is the amount of partial surrender and partial surrender fee allocated to the subaccount during the current valuation period;

(f) is the portion of any monthly deduction during the current valuation period allocated to the subaccount for the policy month following the monthly date.

What is the monthly deduction?

A deduction will be made each monthly date prior to the youngest insured's attained insurance age 100 for the cost of insurance, policy fee, and the cost of any riders for the policy month following such monthly date. The monthly deduction for a policy month will be calculated as:

                                             (a) + (b) + (c)

where:

(a)    is the cost of insurance for the policy month;

(b)    is the policy fee shown under Policy Data; and

(c)    is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the fixed account and the subaccounts according to the monthly deduction allocation percentages specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change the percentages. Any change will be effective for monthly deductions taken thereafter.

The monthly deduction will be taken from the fixed account and the subaccounts on a pro-rata basis if: 1) the value in the fixed account or in any subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) you do not specify the account or subaccounts from which the monthly deduction is to be taken.

How is the cost of insurance calculated?

The cost of insurance for a policy month is calculated as:

                                          {a x (b minus c)} + d

where:

(a)    is the cost of insurance rate described below;

(b) is the death benefit on the monthly date divided by the guaranteed interest rate factor shown under Policy Data;

(c) is the policy value at the beginning of the policy month. At this point, the policy value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

(d)  is the amount of any flat extra  insurance  charges as shown  under  Policy
     Data.

If the policy value is included in the specified amount and there have been changes in the specified amount, the policy value is considered a pro-rata part of each specified amount.

What is the cost of insurance rate?

The cost of insurance rate is the rate applied to the insurance under this policy to determine the monthly deduction. The cost of insurance rate used to determine the monthly deduction is the annual cost of insurance rate divided by
12. Cost of insurance rates are based on each insured's sex, insurance age, risk classification and the number of years the policy has been in force.

We may change the cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk class as each of the insureds. We will determine cost of insurance rates based on our expectations as to future mortality experience. The cost of insurance rates will not exceed the Guaranteed Maximum Annual Cost of Insurance Rates shown under Policy Data. These rates are based on the 1980 Commissioners Standard Ordinary Smoker or Non-smoker Mortality Tables, Age Last Birthday.

What interest rate is used to determine the fixed account value?

The guaranteed interest rate applied in the calculation of the fixed account value is the guaranteed interest rate shown under Policy Data. Interest in excess of the guaranteed interest rate may be applied in the calculation of the fixed account value at such increased rates and in such manner as we may determine.

Interest in excess of the guaranteed interest rate shown under Policy Data will not be applied to the portion of the policy value that equals any indebtedness due us.

If we apply excess interest, it will be applied daily in the calculation of the fixed account value and will result in additional fixed account value. The excess interest rate will be applied to the fixed account value, net premiums, transfers, partial surrender amounts, and partial surrender fee as used in the calculation of the fixed account value.

Any change in the excess interest rate will apply to all policies of the same class. Excess rates will be determined by us based on our expectations as to future interest rates.

For how long will the policy value continue your insurance?

Insurance coverage under this policy and any benefits provided by riders will be continued until the cash surrender value is insufficient to pay the monthly deduction; or the youngest insured's attained insurance age 100. See the "Is there a grace period for paying premiums" provision and "What is the death benefit guarantee" provision.

What is the basis used for policy values?

Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state where this policy was delivered.

Will you receive information about the values of this policy?

Yes.  At least once a year, we will send you a report that shows:

1.   the current policy value;
2.   premiums paid since the last report;
3.   all charges since the last report;
4.   indebtedness on this policy;
5.   the current cash surrender value;
6.   the current death benefit;
7.   partial surrenders since the last report; and
8.   any other information required by the New York Superintendent of Insurance.

At any time, upon written request by you, we will provide a projection of future death benefits and policy values. The projection will be based on (1) assumptions as to specified amount(s), type of coverage option and future premium payments as may be specified by you, and (2) such other assumptions as are necessary and specified by us and/or you.

Is there a paid-up insurance option?

Yes. By written request, the cash surrender value of this policy can be used to purchase an amount of paid-up insurance. The request may be made in the 30 days before any policy anniversary prior to the youngest insured's attained insurance age 100. If you request this option, you will be forfeiting all rights to make future premium payments. All riders will terminate. The paid-up insurance policy will be effective as of the policy anniversary after your written request.

The amount and the cash surrender value of the paid-up insurance will be based on the cost of insurance rates guaranteed in the policy, with 4% interest. This policy's death benefit and policy value, both as of the date of the paid-up policy's purchase, will also be used to compute the paid-up policy's insurance amount. The paid-up policy's insurance amount, minus its cash surrender value, cannot be greater than this policy's death benefit, minus its policy value. The amount purchased will remain level and will mature on the youngest insured's attained insurance age 100. Any cash surrender value that is not used to purchase the paid-up insurance amount will be paid to you. The amount of paid-up insurance will not be less than that required by law.

At any time before the last surviving insured's death, you may surrender the paid-up insurance for its cash surrender value.

                                               Policy Loans

Can you borrow money on this policy?  How?

By written request or other requests acceptable to us, you may obtain a loan from us whenever this policy has a loan value. The loan value of this policy is the only security required for our loan. A loan must be for at least $500. We will pay interest on the policy value loaned at the guaranteed interest rate shown under Policy Data.

If you do not specify the accounts from which the loan is to be made, the loan will be made from the fixed account and the subaccounts on a pro-rata basis. Any loan and loan interest taken from the fixed account will remain in the fixed account but will then earn interest at the guaranteed interest rate shown under Policy Data.

The amount of any loan and any loan interest from the subaccounts will be transferred from the subaccounts to the fixed account and then earn interest at the guaranteed interest rate shown under Policy Data.

What is the interest rate charged for a policy loan?

The current loan interest rate is shown under Policy Data. We reserve the right to increase the current loan interest rate, but it will never exceed the guaranteed loan interest rate shown under Policy Data.

Loan interest is charged daily and is due at the end of the policy year. If the loan interest is not paid when it is due, we will increase the amount of indebtedness in the fixed account to cover the amount due. Loan interest added to a policy loan will be charged the same loan interest rate as the loan itself. We will take such interest from the fixed account and the subaccounts using the monthly deduction allocation percentages.

If the value in the fixed account or any subaccount is insufficient to pay the additional loan interest, the entire additional loan interest will be taken from the fixed account and the subaccounts on a pro-rata basis. Any loan interest taken from the fixed account will remain in the fixed account but will then earn loan interest at the guaranteed interest rate shown under Policy Data. The amount of any loan interest taken from the subaccounts will be transferred from the subaccounts to the fixed account and then earn interest at the guaranteed interest rate shown under Policy Data.

Any change in the loan interest rate will apply to all policies of the same class and duration.

We will review the loan interest rate for inforce policies whenever we change the loan interest rate for new policies. This review will be done no more than once each policy year but no less than once each five policy years. The loan interest rate will be based on our expectations as to expense, persistency and investment earnings.

What is the maximum loan value of this policy?

You can borrow an amount up to 85% of the policy value minus surrender charges. We calculate the policy value as of the date of the loan. We reserve the right to include monthly deductions and interest to pay for the loan until the next policy anniversary in determining the maximum loan value.

When can you repay your loan?

Your loan can be repaid in full or in part at any time before the last surviving insured's death and while this policy is in force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as "loan repayments"; otherwise, they will be credited as premiums. They must be in amounts of at least $50. They will be allocated to the fixed account and the subaccounts according to the premium allocation percentages in effect unless you tell us otherwise. The portion of any loan repayments allocated to the fixed account will remain in the fixed account but will then earn interest at the rate we are then crediting to the fixed account value. The portion of any loan repayments allocated to the subaccounts will be transferred from the fixed account to the subaccounts.

What if your loan is not repaid?

Failure to repay a loan or to pay loan interest will not terminate this policy unless the cash surrender value is insufficient to pay the monthly deduction, as provided in the Grace Period provision. This would happen if indebtedness exceeded the policy value, minus surrender charges.

Failure to repay a loan or to pay loan interest will reduce the proceeds payable upon the death of the last surviving insured and, the cash surrender value.

                                             Policy Surrender

Can you surrender this policy?

Yes. You may surrender this policy for its cash surrender value at any time. Your request must be in writing. Upon surrender for the cash surrender value, this policy will terminate.

The cash surrender value of this policy is:

1.   the policy value at the time of surrender; minus
2.   any indebtedness on this policy; minus
3.   any applicable surrender charges as shown under Policy Data.

Surrender charges are shown under Policy Data. They apply in the first 15 policy years.

Is a partial surrender possible?

Yes. By written request or other requests acceptable to us, you may partially surrender this policy for an amount less than the cash surrender value. Partial surrenders are subject to the rules below and payment of the partial surrender fee shown under Policy Data. We reserve the right to limit the frequency of partial surrenders you may request.

If death benefit Option 1 is in effect, both the specified amount and the policy value will be reduced by the amount of surrender and partial surrender fee. If death benefit Option 2 is in effect, the policy value will be reduced by the amount of surrender and the partial surrender fee.

What are the rules for a partial surrender?

The following rules will apply to any partial surrender:

1.   partial surrenders may not be made in the first policy year;

2.   the minimum amount that may be surrendered is $500;

3. the partial surrender amount cannot exceed 85% of the full cash surrender value;

4. the specified amount that remains in force may not be less than the minimum specified amount shown under Policy Data;

5. the surrender amount and partial surrender fee will be deducted from the policy value at the time of each partial surrender; and

6. we reserve the right to decline a request for a partial surrender that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

If you do not specify the accounts from which the surrender is to be made, the surrender will be made from the fixed account and the subaccounts on a pro-rata basis.

                                               Subaccounts

What are the subaccounts?

The subaccounts are separate investment accounts of ours. They are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

What are the investments of the subaccounts?

Net premiums and transfers will be allocated as you specify. Each subaccount will buy the investment shown for that subaccount under Policy Data or as later added or changed.

How do we value the subaccounts?

The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit values.

What are subaccount accumulation units?

The number of accumulation units for each of the subaccounts is found by dividing: (1) the amount allocated to the subaccount; by (2) the subaccount's accumulation unit value for the valuation period in which we received the premium payment, transfer request, or partial surrender request.

What is the subaccount accumulation unit value?

The value of an accumulation unit for each of the subaccounts was arbitrarily set at $1 when the first investments were bought. The value for any later valuation period is found as follows:

The accumulation unit value for a subaccount for the last prior valuation period is multiplied by such subaccount's net investment factor for the following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

What is the net investment factor?  How is it determined?

The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

To find the net investment factor of any such subaccount for any valuation period, we divide (1) by (2), and subtract (3) from the result, where:

(1)    is the net result of:

     a. the net asset value per share of the portfolio in which the subaccount invests determined at the end of the current valuation period; plus

     b. the per-share amount of any dividend or capital gain distributions made by the investment held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus

     c.   a per-share  charge or credit for any taxes  reserved  for the current
          valuation   period  that  we  determine  to  have  resulted  from  the investment operations of the subaccount;

(2)    is the net result of:

     a. the net asset value per share of the portfolio in which the subaccount invests determined at the end of the last prior valuation period; plus or minus

     b. the per-share charge or credit for any taxes reserved for the last prior valuation period; and

(3)    is a factor representing the Mortality and Expense Risk Charge.

What deductions are made from the subaccounts?

The Mortality and Expense Risk Charge compensates us for assuming the mortality and expense risks under this policy. It is equal, on an annual basis, to .9% of the daily value of the subaccounts. The deduction will be (1) made from each subaccount; and (2) computed on a daily basis.

Can the investments of the subaccounts be changed?

This would happen if laws or regulations changed, the investment became unavailable, or, in the judgment of IDS Life of New York, the investment were no longer suitable for the subaccounts. If any of these situations occurred, we would have to right to substitute investments other than those shown under Policy Data. We would first seek the approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this policy is delivered.

Can transfers be made among the subaccounts and the fixed account?

By written request or other requests acceptable to us, you may transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account. The amount transferred, however, must be at least: 1) $250; or 2) the total value in the subaccount, if less. We reserve the right to limit such transfers to 12 per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the New York Superintendent of Insurance.

You may also transfer from the fixed account to the subaccounts once a year, but only on the policy anniversary or within 30 days after such policy anniversary. If you make this transfer, you cannot transfer from the subaccounts back into the fixed account until the next policy anniversary. If we receive your written request within 30 days before the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary date. If we receive your written request within 30 days after the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the date we receive the request. The minimum transfer amount is $250 or the fixed account value minus indebtedness, if less. The maximum transfer amount is the fixed account value, minus indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the New York Superintendent of Insurance.

You may also transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account by automated transfers. Only one automated transfer arrangement can be in effect at any time. Policy values may be transferred to one or more subaccounts and to the fixed account, but can be transferred from only one account. The minimum automated transfer amount is $50. Twelve automated transfers per policy year are allowed. Automated transfers from the fixed account may not exceed an amount that, if continued, would deplete the fixed account within 12 months.

                                        Payment of Policy Proceeds

How are the proceeds paid?

We will pay the proceeds in a single sum unless a payment option has been selected. The date on which the proceeds are paid in a lump sum or first placed under a payment option is the settlement date. All proceeds are payable at our home office. We will pay interest at a rate then in effect, on death proceeds from the date of the last surviving insured's death to the settlement date.

What are the payment options other than a single sum?

During an insured's lifetime, you may request in writing that we pay the proceeds under one or more of the payment options shown below, or that we change a prior election. You may elect other payment options not shown if we agree.

Unless we agree otherwise, however, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of proceeds placed under a payment option must be at least $5,000.

Option A - Interest Payments

We will pay interest on proceeds placed under this option at the rate of 3% per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both you and us. At the end of any payment interval, a withdrawal of proceeds may be made in the amount of at least $100. At any time, all of the proceeds that remain may be withdrawn or placed under a different payment option approved by us.

Option B - Payments for a Specified Period

We will make monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the table below. Monthly payment amounts for years not shown will be furnished upon request.

                                              Option B Table

                    Number of years               Monthly Payment/$1000

                             10                              9.61
                             15                              6.87
                             20                              5.51
                             25                              4.71
                             30                              4.18

Option C - Lifetime Income

We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 10, 15, or 20 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below for the sex and Adjusted Age of the payee on the due date of the first payment. (See Adjusted Age Table.)

Monthly income amounts for any Adjusted Age not shown in the following table will be furnished upon request.

Option C Table    M = Male F = Female

Adjusted Age                                     Life Income per $1,000 with
Payee                                              Payments Guaranteed for

                         10 years                         15 years                       20 years
                           M         F                     M          F                    M          F

    50                   4.22       3.89                 4.17       3.86                  4.08      3.82
    55                   4.62       4.22                 4.53       4.18                  4.39      4.11
    60                   5.14       4.66                 4.96       4.57                  4.71      4.44
    65                   5.81       5.22                 5.46       5.05                  5.02      4.79
    70                   6.61       5.96                 5.96       5.60                  5.27      5.12
    75                   7.49       6.89                 6.38       6.14                  5.42      5.35

At certain ages, the monthly payment may be the same for the 10, 15, and 20 year guaranteed periods. In this event, we will guarantee the maximum years possible for the given monthly payment.

Adjusted Age Table

The Adjusted Age is the age on the payee's nearest birthday, minus an "adjustment" based on the year of birth of the payee as follows:



Calendar Year of Payee's                              Calendar Year of Payee's
Birth                        Adjustment               Birth                          Adjustment

Prior to 1920                       0                 1945 - 1949                              6
1920 - 1924                         1                 1950 - 1959                              7
1925 - 1929                         2                 1960 - 1969                              8
1930 -1934                          3                 1970 - 1979                              9
1935 - 1939                         4                 1980 - 1989                              10
1940 - 1944                         5                 After 1989                               11

Will a supplemental contract be prepared if proceeds are placed under a payment option?

If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

Can a beneficiary request a payment option?

After the last surviving insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us. You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

Are excess interest earnings payable by us?

On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.


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                                      Four Year Term Insurance Rider

In consideration of the application for this rider and the payment of the cost of insurance, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider provides no cash values. However, the monthly deduction for the cost of this rider will affect the policy value.

What is the definition of insureds?

The persons whose lives are insured by the policy.

What is the amount of insurance?

The amount of insurance provided by this rider as shown under Policy Data.

What benefit does this rider provide?

If we receive proof satisfactory to us that the last surviving insured died during the first four policy years and while this rider is in force, we will pay the amount of insurance as shown under Policy Data for this rider to the beneficiary.

The beneficiary is named in the application for the policy.

Subject to the terms of the policy, the amount of insurance payable by this rider to the beneficiary may be applied under one of the payment options shown in the policy.

Is there a monthly deduction for the cost of this rider?

Yes. While this rider is in force, a monthly deduction for the cost of the rider is taken from the policy's value. The amount of the deduction is this rider's amount of insurance, as shown under Policy Data, divided by 1,000 times the monthly cost of insurance rate.

The monthly cost of insurance rate is the annual cost of insurance rate described below divided by 12.

What is the cost of insurance rate?

The cost of insurance rate is the rate applied to this rider's amount of insurance to determine the monthly deduction. It is based on each insured's sex, insurance age, risk classification and the number of years the policy has been in force.

We may change the cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk class as each of the insureds. We will determine cost of insurance rates based on our expectations as to future mortality experience. The cost of insurance rates will not exceed the Guaranteed Maximum Annual Cost of Insurance Rates shown under Policy Data. These rates are based on the 1980 Commissioner's Standard Ordinary Smoker or Non-smoker Mortality Tables, Age Last Birthday.

Can you change the amount of insurance of this rider?

Yes. While this rider is in force you may decrease this rider's amount of insurance once per policy year by written request. Such request may only be made after the first policy year and is subject to the following:

The decrease in face amount will be effective on the monthly date on or next following our receipt of your written request. The amount of insurance that remains in force after a requested decrease may not be less than $50,000.

Do policy changes affect this rider?

If the policy's specified amount is reduced for any reason, we will reduce this rider's amount of insurance so that it does not exceed the policy's new specified amount multiplied by 1.22.

If this rider's amount of insurance is reduced, the monthly deduction for the cost of this rider will also be reduced.

When will coverage under this rider terminate?

This rider will terminate on the earliest of the following:

     1. the monthly date on or next following receipt of your written request for coverage to end; or

     2.   the Expiration Date as shown under Policy Data; or

     3.   the date the policy terminates.

Can this rider be reinstated if the policy has lapsed?

If the policy and this rider lapsed as provided in the policy's grace period provision, this rider may be reinstated prior to the Expiration Date if:

1.   this rider was in effect when the policy lapsed; and

2.   the policy is reinstated; and

3.   the requirements stated below are met.


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In order to reinstate coverage for this rider, you must:

     1. provide evidence that both insureds remain insurable, or evidence for the last surviving insured and due proof that the first death occurred before the date of lapse; and

     2.   pay a premium sufficient to keep this rider in force for 3 months; and

     3. pay the monthly deductions that were not collected during the grace period.

The effective date of reinstatement will be the monthly date on or next following the date we approve the application for reinstatement.

What if the age or sex of an insured has been misstated?

If an insured's age or sex has been misstated, the amount payable under this rider upon the last surviving insured's death will be the amount of insurance, if any, that the rider cost for the policy month during which the last surviving insured's death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the rider cost of insurance rates for the correct age or sex.

When will this rider become incontestable?

The incontestable provision of the policy also applies to this rider.

Is there a suicide exclusion?

The suicide exclusion provision of the policy also applies to this rider.

What is the effective date of this rider?

The effective date of this rider is the policy date of the policy unless a different date is shown under Policy Data.

IDS Life Insurance Company of New York

/s/ Donna M. Gaglione

Secretary



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                                        Policy Split Option Rider

This rider was issued in consideration of your application and payment of its monthly deduction. This rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider provides no cash values. However, the monthly deduction for the cost of this rider will affect the policy's value.

What benefit does this rider provide?

While this rider is in effect, this policy may be exchanged without evidence of insurability for two individual permanent plans of life insurance we are then issuing, one on each of the insureds, upon the occurrence of one of the following:

1. a final divorce decree with respect to the marriage of the insureds is issued by a court of competent jurisdiction in the United States;

2. the Federal Estate Tax law is changed resulting in removal of the unlimited marital deduction or reduces by at least 50% the level of the estate taxes payable on death.

What are the conditions for exchange?

The following conditions must be met in order to make the exchange:

1.   Both insureds must be living on the exchange date;

2. You must request the exchange in writing within one year of the first enactment date of the Federal Estate Tax law change described above, if applicable;

3. You must request the exchange in writing no sooner than six months after and no later than one year after the final divorce decree, if applicable. You must provide us with a copy of the final divorce decree within this same time period.

4. The owner of each new policy will be the owner of this policy unless otherwise specified in the applications and must have an insurable interest in the insured. If this policy is assigned, the assignee must consent to the exchange;

5.   This policy must be in force on the exchange date;

6. We must receive payment of the first premium for each new policy on or before the Policy Date of each new policy.

When will the new policies become effective?

The new policies will become effective on the date we receive your written request at our Home Office.
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The New Policy

The initial death benefit of each new policy will be equal to one half of the death benefit of this policy less one half of any indebtedness on this policy on the date of the exchange. One half of the policy value of this policy minus one half of any indebtedness on this policy on the date of the exchange will be applied as premium to each new policy. Each new policy must be an individual permanent plan of life insurance we are then issuing. The new policy will be issued using the rates then in effect, the insured's attained insurance age, and the same risk classification as this policy.

What if the new policies are canceled under the free-look provision?

If you return either of the new policies under a free-look or right to examine this policy provision, we will refund for each policy returned an amount equal to one half of the cash surrender value of this policy plus all additional premiums paid for the new policy.

Can riders attached to this policy be added to the new policies?

No. Riders attached to this policy will terminate on the effective date of the split.

Is there a monthly deduction for the cost of this rider?

Yes. While this rider is in force, a monthly deduction for the cost of this rider is taken from the policy's value. The amount of the monthly deduction is the annual cost of insurance for this rider, shown under Policy Data, divided by 12.

Do policy changes affect this rider?

If the policy's specified amount is changed for any reason, this rider's monthly deduction will also be changed.

Is there a suicide exclusion and incontestable period?

Yes. The suicide exclusion and incontestability provision of this policy also apply to this rider.

When will this rider terminate?

This rider will terminate on the earliest of the following:

1. the monthly date on or next following receipt of your written request for coverage to end; or

2.   the Expiration Date as shown under Policy Data; or

3.   the date the policy terminates.

What is the effective date of this rider?

The effective date of this rider is the policy date of the policy unless a different date is shown under Policy Data.

IDS Life Insurance Company of New York

Secretary

/s/ Donna M. Gaglione

Flexible Premium Survivorship
Variable Life Insurance Policy

- Death benefit payable at last surviving insured's death.
- Cash surrender value payable on youngest insured's attained insurance age 100.
- Flexible premiums payable as provided herein.
- Death Benefit Guarantees as described herein.
- This policy is nonparticipating.  Dividends are not payable.

IDS Life Insurance Company of New York
Box 5144
Albany, New York 12205